Exhibit 99.1

July 2009 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com Page 2: Financial report Page 4: PAC outing Homeland production began April 4 On April 4th, after 20 months of construction and 6 weeks of training for the plant operations staff, Homeland Energy Solutions began operations. On April 15th, the plant began its performance demonstration run. For a period of 7 consecutive days, the plant needed to maintain the contractual guarantees by ICM for gallons produced, bushels of corn ground per gallon produced, and electricity and natural gas usage per gallon produced. On April 21st, the performance run was completed and a few weeks later the ICM and Fagen personnel demobilized from the plant. The plant produced more than 5 million gallons of denatured ethanol during its first month of operation. Homeland’s construction project included excavating close to 3 million cubic yards of soil, pouring 50,000 yards of concrete, building 33,000 foot of rail, paving 2.5 miles of roads and installing 6.8 miles of gas line. Ethanol in the news Climate Change Bill On June 27, the U.S. House of Representatives passed the American Clean Energy and Security Act (ACES) of 2009 (H.R.2454). Included in the bill was an amendment allowing for further review of the controversial theory of international indirect land use changes before such effects can be used in the implementation of the Renewable Fuel Standard (RFS). An agreement reached between House Agriculture Committee Chairman Collin Peterson (D-MN) and House Energy and Commerce Committee Chairman Waxman would prohibit the U.S. Environmental Protection Agency from considering greenhouse gas emissions from international indirect land use changes when implementing the expanded RFS for at least six years. The issue of international indirect land use changes would be studied the National Academies of Science to determine how to proceed. The EPA and USDA would then make a joint determination whether to include international indirect land use changes in the implementation of the RFS. The bill also harmonizes the definition of renewable biomass for private lands with language in the 2008 Farm Bill. Discussion of a climate change bill is expected to begin in the Senate sometime after the Independence Day recess, involving Committee Chairs Barbara Boxer (D-CA; Environmental and Public Works), Jeff Bingaman (D-NM; Energy and Natural Resources), John Kerry (D-MA; Foreign Relations), Tom Harkin (D-IA; Agriculture, Nutrition and Forestry), and Debbie Stabenow (D-MI). Corn crop larger than expected According to a June 30 USDA Planting Report, U.S. farmers planted an estimated 87 million acres of corn this spring, nearly 4.6 million more acres than estimated by the USDA earlier in the year. The current crop was rated 72% in good to excellent condition in late June, compared with 61% a year ago at that time. With a favorable growing year, the stage is set for a possible increase in carry-over corn stocks from 2009-2010 to 2010-2011, even with increasing demand for ethanol production. According to the report, this “dramatically reduces the need to expand acres into 2010-2011 to meet the larger ethanol mandate.” Answering the tough questions Members looking for resources to help them answer the tough questions being directed at the ethanol industry can find information on the following websites: http://www.growthenergy.org/2009/index.asp http://www.ethanolrfa.org/resource/facts/ http://www.iowarfa.org/ethanol_facts.php http://www.ggecorn.com/ethanol_links.htm

Page 2 Golden Grain Energy July 2009

Second quarter shows positive income

	Three Months Ended 4/30/09	Three Months Ended 4/30/08	Six Months Ended 4/30/09	Six Months Ended 4/30/08
Revenues	$52,041,270	$72,786,518	$93,626,243	$137,394,962
Gross Profit	$1,733,692	$14,686,216	$(4,600,633)	$30,575,772
Net Income (Loss)	$940,828	$13,569,255	$(6,804,194)	$27,993,871
Weighted average units outstanding	24,739,333	24,460,000	24,599,667	24,460,000
Net Income per Unit	$0.04	$0.55	$(0.28)	$1.14

BALANCE SHEET	10/31/08	4/30/09
Current Assets	$14,264,258	$13,415,154
Total Assets	$126,877,240	$123,608,665
Current Liabilities	$15,446,792	$7,527,440
Long-term liabilities	$38,148,845	$46,904,460
Members Equity	$72,681,603	$68,576,765

Golden Grain Energy's second quarter ended April 30 and showed positive income of $940,828. The income was driven by an 23% and 38% decrease an corn and natural gas costs, respectively, versus the same period of 2008. The second fiscal quarter was the first period the corn oil centrifuge system was operational. The sale of corn oil contributed approximately 1% to revenues during the quarter and cost approximately $3.7 million.

We recently executed an amendment to our credit agreements with our lender to address certain prior non-compliances with our loan covenants requiring us to maintain various financial ratios. Because of this, our lender has required us to raise an additional $5,000,000 in equity prior to November 1, 2009. As a result, we recently completed a private placement equity offering. As of June 12, 2009, we had raised an additional $4,300,000 in equity and are investigating various methods to fulfill the remaining commitment. The proceeds of the offering were used to pay down the outstanding balance of our revolving line of credit. Further, we have negotiated a deferral of the principal payments due on our term loan with our primary lender for a one year period starting with our loan payment commencing on June 1, 2009. Therefore, the majority of our debt will be classified as long-term for the next year. We were in compliance and anticipate being in compliance with our loan covenants as of April 30, 2009 and for the remaining quarters of our 2009 fiscal year.

As of mid-July, crush margins are postive for Golden Grain as we approach the end of our third fiscal quarter on July 31. Financial results for the quarter will be published at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001206942&owner=include on or before September 15, 2009. On June 19, 2009, the GGE Board of Directors approved a motion to resume unit trading.

Ethanol FAQs - Answers you need to know:

Q: ***Is ethanol responsible for higher food prices?***

A: Coinciding with growing ethanol demand, prices Americans are paying for food has also risen. However, numerous statistical analyses have proven that the price of oil — not corn prices or ethanol production — has the greatest impact on consumer food prices. Based on a study completed by the Nebraska Corn Board, the average food product travels 1,500 miles to reach the food shelf, which equates to about $881.25 in diesel at $4.00/gallon. That equates to $.21 per box of cornflakes with 4,200 boxes on board, with only $.07 worth of corn in each box. A December 2007 report from Informa Economics definitively demonstrates that the role of corn prices and ethanol production in rising food prices is minimal at best. The report notes that packaging, processing, labor and other activities unrelated to agricultural products have the most impact on consumer food prices.

See also:

RFA: Ethanol Industry Outlook (http://www.ethanolrfa.org/industry/outlook)

Nebraska Corn Board (http://www.nebraskacorn.org)

U.S. Corn Growers: Producing Food AND Fuel (http://www.ncga.com/news/OurView/pdf/2006/FoodANDFuel.pdf)

July 2009 Golden Grain Energy Page 3 Voice your support for E15 blends Our industry needs to find a way to include more ethanol in every gallon of gasoline. Our trade associations and industry partners have submitted a request to the EPA to raise the level of Ethanol allowed in a gallon of gas to 15%, up from the 10% currently allowed. Unfortunately, many groups are actively fighting against this common-sense proposal. The biofuels industry needs to stand up and take action to protect our investment. You have a powerful voice that must be heard. How can I help? The EPA is asking for comments at this time. There are several routes available for you to submit your comments to the Environmental Protection Agency and voice your support for the approval of E15 for use in all vehicles. Online If you would like to submit comments online, the National Corn Growers have a website (see below) to make it easy for your comments to be made. They even have bullet points prepared to help you get your point across. Just click here for the National Corn Growers Association’s Legislative Action Center or go to http://capwiz.com/ncga/issues/alert/?alertid=13193921, where you can send an email easily and directly to the EPA. Growth Energy has also set up a similar website to make comments to the EPA through at www.GOE15.com. We need your help. How can we produce the 15 billion gallons of Ethanol required by the RFS without having a market for more than 13 billion at this time? By email You can send an email letter to a-and-r-docket@epa.gov. By mail Your letter can be mailed to Air and Radiation Docket Docket ID No. EPA-HQ-OAR-2009-0211 Environmental Protection Agency Mailcode:6102T 1200 Pennsylvania Ave., NW Washington, DC 20460 Please include two copies of your written comments. What is the deadline? The deadline for public comment has been extended to July 20, 2009, with a decision expected by Dec. 1, 2009. Why should the EPA approve 15% ethanol blends? The Iowa Renewable Fuels Association has prepared these talking points that you can use in your support of E15. The Iowa Experience: Thirty years ago Iowa helped pioneer the commercial introduction of E10 following EPA approval. Many of the E15 “concerns” were raised back then about E10 – but E10 has been a great success. IF the EPA hadn’t pushed forward on E10, recognizing that the positive good far outweighed the overstated bad, the U.S. would be more dependent on foreign oil, smog and greenhouse gas (GHG) emissions would be worse and hundreds of thousands of green collar jobs wouldn’t exist. Energy Independence and Security Act of 2007 Calls for the use of 36 billion gallons of renewable fuels by 2022 Under the current E10 cap, there is no practical way to achieve this Boosting demand for renewable fuels through the use of E15 would: Add $308 million to Iowa household income Increase state tax revenues by more than $70 million Create more than 136,000 new green-collar jobs Corn-based ethanol can reduce GHG emissions by 59 percent and the use of E15 could further reduce emissions by as much as 67 percent Keep more dollars at home to stimulate our economy Lessen our dependence on unstable, foreign nations A conditional waiver for a limited number of vehicle model years is unnecessary: Would fail to maximize public benefits while creating unnecessary logistical challenges and consumer confusion Approving E15 does not mandate its use – it gives consumers another fuel choice Scientifically-based studies have proven that E10 and E15 are similar in composition America needs higher ethanol blends today. Iowa is ready to lead the way.

Page 4 Golden Grain Energy July 2009 Golden Grain Energy LLC Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Ron Pumphrey, Secretary Jim Boeding Steve Retterath Stan Laures Jerry Calease Marion Cagley Steve Core Leslie Hansen Duane Lynch Chris Schwarck Management Team Walter Wendland, President & CEO Scott Gudbaur, Commodity Manager Chad E. Kuhlers, Plant Manager Christy Marchand, Chief Financial Officer 1822 43rd St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.goldengrainenergy.com info@ggecorn.com Annual PAC outing offers up golf, auction, education Fifth Annual Friends of Ethanol Fundraiser Tuesday August 25, 2009 4-Person Best Ball Golf Tournament Sponsored by Golden Grain Political Action Committee (PAC) Purpose: To raise funds for the promotion of candidates who support ETHANOL To educate our policy makers of the economic advantages the value-added products such as ETHANOL bring to the State of Iowa Location: Raleigh Hills Country Club 2048 Cheyenne Ave. Ionia, Iowa Registration: 10:15 a.m. Shotgun start: 11 a.m. Social hour: 5 p.m. Fundraiser auction & dinner: 6 p.m. Monte Shaw, director of the Iowa Renewable Fuels Association, to speak following the dinner and auction Costs: Golf outing & meal: $50 (plus cart rental of $20 if needed) Meal only: $25 RSVP: Please RSVP the number of meals, golfers and golf cart needs to: GOLDEN GRAIN ENERGY LLC by Aug. 17, 2009 Phone 1-888-443-2676 or contact Golden Grain Energy Friends of Ethanol PAC Committee members: Jerry Calease — 319-275-4493 Marion Cagley — 641-394-3551 Steve Core — 800-561-5938 Bernard Retterath — 641-737-2398 Chris Schwarck — 641-423-2210 Dave Sovereign — 563-547-3687 All proceeds go to Golden Grain Energy Friends of Ethanol PAC Federal law requires us to obtain and report the name, mailing address, occupation and name of employer for each individual whose contribution exceeds $200 per election cycle. Contributions are not tax deductible for federal income tax purposes. Corporate, business and foreign national contributions are not permitted under federal law. Contributions from federal government contractors are prohibited. More than 325 attend 2009 annual meeting This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request. The Golden Grain Energy Annual meeting was held on March 12 at 1 p.m. in the Floyd Community Center. More than 325 people attended. During the meeting, Walter Wendland, President and CEO, presented an industry outlook. Christy Marchand, CFO, presented the financial results for the fiscal year that ended Oct. 31, 2008 and first fiscal quarter that ended Jan. 31, 2009; and Chad Kuhlers, plant manager, presented the production and safety results for 2008. Golden Grain Energy’s ethanol and distiller grains marketers, Randy Hahn from Renewable Products Marketing Group (RPMG) and Randy Ives from Hawkeye Gold, also made presentations about the status of their respective markets. Jim Boeding and Duane Lynch were re-elected to the board of directors for 3-year terms. The meeting was concluded with a question and answer section and Walter Wendland giving an overview of the upcoming Golden Grain Energy outlook.